As filed with the Securities and Exchange Commission on January 22, 2016
Securities Act File No. 333-203804

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 2

Voya Investors Trust

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Scottsdale, Suite 100, Arizona 85258-2034
(Address of Principal Executive Offices) (Zip Code)

1-800-262-3862
(Registrant’s Area Code and Telephone Number)

Huey P. Falgout, Jr.

Voya Investment Management

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray

Prudential Tower

800 Boylston Street

Boston, MA 02199

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I and Class S of Voya Large Cap Value Portfolio

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of VY® Franklin Mutual Shares Portfolio, a series of Voya Investors Trust, with and into Voya Large Cap Value Portfolio, a series of Voya Investors Trust, as required by Item 16(12) of Form N-14. Parts A and B of this Registration Statement are incorporated by reference to the Proxy Statement/Prospectus and Statement of Additional Information which were filed on EDGAR on June 10, 2015 (File No. 333-203804).

Voya Investors Trust

(“Registrant”)

PART C:

OTHER INFORMATION

ITEM 15. INDEMNIFICATION

Reference is made to Article V, Section 5.4 of the Registrant’s Agreement and Declaration of Trust, which is incorporated by reference herein.

Pursuant to Indemnification Agreements between the Trust and each Independent Trustee, the Trust indemnifies each Independent Trustee against any liabilities resulting from the Independent Trustee’s serving in such capacity, provided that the Trustee has not engaged in certain disabling conduct.

The Trust has a management agreement with Directed Services LLC (“DSL”), and the Trust and DSL have various portfolio management agreements with the portfolio managers (the “Agreements”). Generally, the Trust will indemnify DSL and the portfolio managers under the Agreements for acts and omissions by DSL and/or the portfolio managers. Also, DSL will indemnify the portfolio managers under the Agreements for acts and omissions by the portfolio managers. Neither DSL nor the portfolio managers are indemnified for acts or omissions where DSL and/or the portfolio managers commit willful misfeasance, bad faith, gross negligence, and/or by reason of reckless disregard.

The Trust has a management agreement with Voya Investments, LLC (“Voya Investments”) with respect to Voya Global Perspectives Portfolio and VY® Clarion Global Real Estate Portfolio. Generally, the Trust will indemnify Voya Investments from and against, any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under the management agreement between the Trust and Voya Investments, except by reason of willful misfeasance, bad faith, or negligence in the performance of the Voya Investment’s duties, or by reason of reckless disregard of the its obligations and duties under the agreement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the Trust’s Agreement and Declaration of Trust, its By-laws or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by directors, officers or controlling persons or the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such directors, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

ITEM 16. EXHIBITS

(1)	(a)	Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (17)

	(b)	Certificate of Amendment dated May 1, 2003 to Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (17)

	(c)	Amendment #2 effective May 1, 2003 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (18)

	(d)	Amendment #3 effective June 2, 2003 to Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (18)

	(e)	Amendment #4 effective June 16, 2003 to Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (18)

1

(f)	Amendment #5 dated August 25, 2003 to the Trust’s Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (20)

(g)	Amendment #6 effective September 2, 2003 to The Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (20)

(h)	Amendment #7 effective September 2, 2003 to The Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (20)

(i)	Amendment #9 effective November 11, 2003 to The Amended and Restated Agreement and Declaration of Trust (22)

(j)	Amendment #10, effective June 2, 2003, to The Amended and Restated Agreement and Declaration of Trust (23)

(k)	Amendment #11, effective January 20, 2004, to The Amended and Restated Agreement and Declaration of Trust (23)

(l)	Amendment #12, effective February 25, 2004, to The Amended and Restated Agreement and Declaration of Trust (23)

(m)	Amendment #13, effective August 1, 2004, to The Amended and Restated Agreement and Declaration of Trust (25)

(n)	Amendment #14, effective August 6, 2004, to The Amended and Restated Agreement and Declaration of Trust (25)

(o)	Amendment #15, dated September 3, 2004, to The Amended and Restated Agreement and Declaration of Trust (25)

(p)	Amendment #16 effective November 8, 2004 to The Amended and Restated Agreement and Declaration of Trust (25)

(q)	Amendment #17 effective February 1, 2005 to The Amended and Restated Agreement and Declaration of Trust (25)

(r)	Amendment #18 effective April 29, 2005 to The Amended and Restated Agreement and Declaration of Trust (25)

(s)	Amendment #19 effective May 2, 2005 to The Amended and Restated Agreement and Declaration of Trust (25)

(t)	Amendment #21 effective July 25, 2005 to The Amended and Restated Agreement and Declaration of Trust with regard to addition of ING MarketStyle Growth, ING MarketStyle Moderate Growth, ING MarketStyle Moderate, ING MarketPro, and ING VP Index Plus International Equity Portfolios (27)

(u)	Amendment #20 effective August 15, 2005 to The Amended and Restated Agreement and Declaration of Trust with regard to re-designation of ING Mercury Focus Value Portfolio to ING Mercury Large Cap Value Portfolio (27)

(v)	Amendment #22 effective August 29, 2005 to The Amended and Restated Agreement and Declaration of Trust with regard to re-designation of ING Jennison Equity Opportunities Portfolio to ING Wells Fargo Advantage Mid Cap Disciplined Portfolio (27)

(w)	Amendment #23 effective November 30, 2005 to the Amended and Restated Agreement and Declaration of Trust to establish additional separate Series designated as ING EquitiesPlus Portfolio, ING FMRSM Small Cap Equity Portfolio, ING Global Real Estate Portfolio, and ING Wells Fargo Small Cap Disciplined Portfolio (29)

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(x)	Amendment #24 effective December 1, 2005 to the Amended and Restated Agreement and Declaration of Trust to re-designate ING Salomon Brothers Investors Portfolio to ING Lord Abbett Affiliated Portfolio (33)

(y)	Amendment # 25 effective December 5, 2005 to the Amended and Restated Agreement and Declaration of Trust to re-designate ING Alliance Mid Cap Growth Portfolio to ING AllianceBernstein Mid Cap Growth Portfolio and ING Capital Guardian Managed Global Portfolio to ING Templeton Global Growth Portfolio (33)

(z)	Amendment #26 dated January 3, 2006 to the Amended and Restated Agreement and Declaration of Trust to abolish the ING AIM Mid Cap Growth Portfolio (33)

(aa)	Amendment #27 effective March 24, 2006 to the Amended and Restated Agreement and Declaration of Trust to establish additional separate Series designated as ING Franklin Income Portfolio and ING Quantitative Small Cap Value Portfolio (33)

(bb)	Amendment #28 effective April 28, 2006 to the Amended and Restated Agreement and Declaration of Trust to (1) Re-designate Service 1 Class shares to Service Class shares for ING LifeStyle Aggressive Growth Portfolio, ING LifeStyle Growth Portfolio, ING LifeStyle Moderate Growth Portfolio and ING LifeStyle Moderate Portfolio; and (2) Designate Adviser Class shares and Institutional Class shares for ING LifeStyle Aggressive Growth Portfolio, ING LifeStyle Growth Portfolio, ING LifeStyle Moderate Growth Portfolio and ING LifeStyle Moderate Portfolio (33)

(cc)	Amendment #29 effective April 28, 2006 to the Amended and Restated Agreement and Declaration of Trust to re-designate ING Quantitative Small Cap Value Portfolio to ING Disciplined Small Cap Value Portfolio, and ING Salomon Brothers All Cap Portfolio to ING Legg Mason Partners All Cap Portfolio (33)

(dd)	Amendment #30, effective May 1, 2006, to the Amended and Restated Agreement and Declaration of Trust, to establish additional separate Series designated as ING FMRSM Equity Income Portfolio and ING Pioneer Equity Income Portfolio (34)

(ee)	Amendment #31, effective August 7, 2006, to the Amended and Restated Agreement and Declaration of Trust, to re-designate ING MFS Mid Cap Growth Portfolio to ING FMRSM Mid Cap Growth Portfolio and ING Goldman Sachs TollkeeperSM Portfolio to ING Global Technology Portfolio (35)

(ff)	Amendment #32, effective November 6, 2006, to the Amended and Restated Agreement and Declaration of Trust, to re-designate ING Mercury Large Cap Growth Portfolio to ING BlackRock Large Cap Growth Portfolio, ING Mercury Large Cap Value Portfolio to ING BlackRock Large Cap Value Portfolio, ING FMRSM Earnings Growth Portfolio to ING FMRSM Large Cap Growth Portfolio and ING JPMorgan Small Cap Equity Portfolio to ING JPMorgan Small Cap Core Equity Portfolio (35)

(gg)	Amendment #33, with regard to ING Eagle Asset Capital Appreciation Portfolio, dated December 27, 2006, to the Amended and Restated Agreement and Declaration of Trust, Abolition of Series of Shares of Beneficial Interest (35)

(hh)	Amendment #34, effective April 3, 2007, to the Amended and Restated Agreement and Declaration of Trust, to establish additional separate Series designated as ING BlackRock Inflation Protected Bond Portfolio, ING Franklin Mutual Shares Portfolio and ING Franklin Templeton Founding Strategy Portfolio (36)

(ii)	Amendment #35, effective April 30, 2007, to the Amended and Restated Agreement and Declaration of Trust, to re-designate ING International Portfolio to ING International Growth Opportunities Portfolio, ING Van Kampen Equity Growth Portfolio to ING Van Kampen Capital Growth portfolio, and ING Wells Fargo Mid Cap Disciplined Portfolio to ING Wells Fargo Disciplined Value Portfolio (36)

(jj)	Amendment #36, effective April 30, 2007, to the Amended and Restated Agreement and Declaration of Trust, to designate Service Class shares for ING Stock Index Portfolio (36)

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(kk)	Amendment #37 to the Amended and Restated Agreement and Declaration of Trust, to abolish ING Capital Guardian Small/Mid Cap Portfolio (38)

(ll)	Amendment #38 to the Amended and Restated Agreement and Declaration of Trust, to abolish ING Legg Mason Partners All Cap Portfolio (38)

(mm)	Amendment #39, effective June, 2007, to the Amended and Restated Agreement and Declaration of Trust, to establish an additional series designated as ING Focus 5 Portfolio (38)

(nn)	Amendment # 40, effective July 31, 2007, to the Amended and Restated Agreement and Declaration of Trust, to designate Service 2 Class shares for ING Stock Index Portfolio (38)

(oo)	Amendment #41, effective September 12, 2007, to the Amended and Restated Agreement and Declaration of Trust, to establish two additional series ING American Funds Bond Portfolio and ING LifeStyle Conservative Portfolio (40)

(pp)	Plan of Liquidation and Dissolution of Series of ING MarketPro Portfolio, effective October 26, 2007 (42)

(qq)	Plan of Liquidation and Dissolution of Series of ING MarketStyle Growth Portfolio, effective October 26, 2007 (42)

(rr)	Plan of Liquidation and Dissolution of Series of ING MarketStyle Moderate Growth Portfolio, effective October 26, 2007 (42)

(ss)	Plan of Liquidation and Dissolution of Series of ING MarketStyle Moderate Portfolio, effective October 26, 2007 (42)

(tt)	Amendment #42 to the Amended and Restated Agreement and Declaration of Trust, Abolition of Series of Shares of Beneficial Interest, dated November 29, 2007 (42)

(uu)	Amendment #43 to the Amended and Restated Agreement and Declaration of Trust, effective January 7, 2008 (42)

(vv)	Amendment #44 to the Amended and Restated Agreement and Declaration of Trust, effective January 31, 2008 (42)

(xx)	Amendment #45 to the Amended and Restated Agreement and Declaration of Trust, effective February 22, 2008 (42)

(yy)	Amendment #46 to the Amended and Restated Agreement and Declaration of Trust , Abolition of Series of Shares of Beneficial Interest, dated March 27, 2008 (42)

(zz)	Amendment #47 to the Amended and Restated Agreement and Declaration of Trust, effective April 14, 2008 (42)

(aaa)	Plan of Liquidation and Dissolution of Series of ING EquitiesPlus Portfolio, effective April 28, 2008 (42)

(bbb)	Amendment #48 to the Amended and Restated Agreement and Declaration of Trust, dated April 28, 2008 (43)

(ccc)	Amendment #49 to the Amended and Restated Agreement and Declaration of Trust, effective July 1, 2008 (43)

(ddd)	Amendment #50 to the Amended and Restated Agreement and Declaration of Trust, Abolition of Series of Shares of Beneficial Interest of ING Capital Guardian U.S. Equities Portfolio and ING Well Fargo Disciplined Value Portfolio) dated September 11, 2008 (44)

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(eee)	Amendment #51 to the Amended and Restated Agreement and Declaration of Trust, Designation of Adviser Class shares for ING Stock Index Portfolio effective January 23, 2009 (45)

(fff)	Action by Unanimous Written Consent of the Boards of Directors/Trustees (fixing the number of Trustees comprising the Board to 10) dated January 30, 2009 (45)

(ggg)	Amendment #52 to the Amended and Restated Agreement and Declaration of Trust, Re-designation of ING Legg Mason Value Portfolio to ING Growth and Income Portfolio II effective April 30, 2009 (45)

(hhh)	Amendment #53 to the Amended and Restated Agreement and Declaration of Trust, Re-designation of ING Global Real Estate Portfolio to ING Clarion Global Real Estate Portfolio, ING Julius Baer Foreign Portfolio to ING Artio Foreign Portfolio, ING Oppenheimer Active Asset Allocation Portfolio to ING Oppenheimer Active Allocation Portfolio, ING PIMCO Core Bond Portfolio to ING PIMCO Total Return Bond Portfolio, ING Van Kampen Real Estate Portfolio to ING Clarion Real Estate Portfolio and ING VP Index Plus International Equity Portfolio to ING International Equity Portfolio effective May 1, 2009 (45)

(iii)	Plan of Liquidation and Dissolution of Series of ING Disciplined Small Cap Value Portfolio, effective April 4, 2009 (46)

(jjj)	Amendment #54 effective July 17, 2009 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to establish four additional series ING Retirement Conservative Portfolio, ING Retirement Moderate Portfolio, ING Retirement Moderate Growth Portfolio and ING Retirement Growth Portfolio (46)

(kkk)	Amendment #55 dated July 20, 2009 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to abolish ING JPMorgan Value Opportunities Portfolio, ING Oppenheimer Main Street Portfolio and ING Van Kampen Capital Growth Portfolio (46)

(lll)	Amendment #56 dated August 10, 2009 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to abolish ING AllianceBernstein Mid Cap Equity Portfolio, ING Growth and Income Portfolio II, ING Index Plus International Equity Portfolio and ING International Growth Opportunities Portfolio (47)

(mmm)	Amendment #57 dated August 19, 2009 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to abolish ING Disciplined Small Cap Value Portfolio (47)

(nnn)	Plan of Liquidation and Dissolution of Series of ING Multi-Manager International Small Cap Portfolio, effective October 23, 2009 (47)

(ooo)	Amendment #58 dated October 26, 2009 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the abolition of the ING LifeStyle Portfolios (48)

(ppp)	Amendment #59 effective November 27, 2009 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to designate Adviser Class shares for ING Van Kampen Global Tactical Asset Allocation Portfolio (47)

(qqq)	Amendment #59 dated November 27, 2009 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the designation of Adviser Class shares for ING Van Kampen Global Tactical Allocation Portfolio (48)

(rrr)	Amendment #60 dated March 22, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the establishment of ING DFA Global Allocation Portfolio (48)

(sss)	Amendment #61 dated March 25, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the abolition of the ING T. Rowe Price Personal Strategy Growth Portfolio (48)

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(ttt)	Amendment #62 dated April 30, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the redesignation of ING Evergreen Health Sciences Portfolio to ING Wells Fargo Health Care Portfolio, ING Focus 5 Portfolio to ING DFA Global All Equity Portfolio, ING Lord Abbett Affiliated Portfolio to ING Lord Abbett Growth and Income Portfolio, ING Stock Index Portfolio to ING U.S. Stock Index Portfolio, ING Van Kampen Global Franchise Portfolio to ING Morgan Stanley Global Franchise Portfolio, and ING Van Kampen Global Tactical Asset Allocation Portfolio to ING Morgan Stanley Global Tactical Asset Allocation Portfolio (48)

(uuu)	Amendment #63 effective May 27, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the abolition of the Service 2 Class of ING Limited Maturity Bond Portfolio and ING Pioneer Fund Portfolio (49)

(vvv)	Amendment #64 effective June 14, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the redesignation of ING Wells Fargo Omega Growth Portfolio to ING Large Cap Growth Portfolio (49)

(www)	Amendment #65 effective August 23, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the redesignation of ING DFA Global All Equity Portfolio to ING DFA World Equity Portfolio (49)

(xxx)	Amendment #66 dated August 23, 2010 to the Amended and Restated Declaration Of Trust dated February 26, 2002 regarding the abolition of the ING Wells Fargo Small Cap Disciplined Portfolio (49)

(yyy)	Amendment #67 effective November 12, 2010 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to establish two additional series ING American Funds Global Growth and Income Portfolio and ING American Funds International Growth and Income Portfolio (49)

(zzz)	Amendment #68 effective January 21, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING Marsico International Opportunities Portfolio to ING T. Rowe Price International Stock Portfolio and ING Pioneer Equity Income Portfolio to ING Large Cap Value Portfolio (50)

(aaaa)	Amendment #69 dated January 24, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, to abolish ING American Funds Growth-Income Portfolio, ING BlackRock Large Cap Value Portfolio, ING Lord Abbett Growth and Income Portfolio, and ING Morgan Stanley Global Tactical Asset Allocation Portfolio (50)

(bbbb)	Amendment #70 effective April 29, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING Van Kampen Growth and Income Portfolio to ING Invesco Van Kampen Growth and Income Portfolio and ING Wells Fargo Health Care Portfolio to ING BlackRock Health Sciences Opportunities Portfolio (50)

(cccc)	Amendment #71 effective July 1, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING Janus Contrarian Portfolio to ING Core Growth and Income Portfolio (51)

(dddd)	Amendment #72 effective July 15, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of Service 2 Class shares of ING BlackRock Health Sciences Opportunities Portfolio and Institutional Class shares of ING Morgan Stanley Global Franchise Portfolios (51)

(eeee)	Amendment #73 effective November 17, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of Service 2 Class shares of ING T. Rowe Price International Stock Portfolio (51)

(ffff)	Amendment #74 effective December 5, 2011 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of shares of ING Core Growth and Income Portfolio (51)

6

(gggg)	Amendment #75 effective July 20, 2012 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING American Funds Bond Portfolio to ING Bond Portfolio (53)

(hhhh)	Amendment #76 effective July 23, 2012 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING American Funds Growth Portfolio and ING Artio Foreign Portfolio (53)

(iiii)	Amendment #77 effective March 25, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the establishment of ING Global Perspectives Portfolio (54)

(jjjj)	Amendment #78 effective March 25, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING Oppenheimer Active Allocation Portfolio (54)

(kkkk)	Amendment #79 effective April 30, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING Invesco Van Kampen Growth and Income Portfolio to ING Invesco Growth and Income Portfolio (54)

(llll)	Amendment #80 effective May 1, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING Pioneer Fund Portfolio to ING Multi-Manager Large Cap Core Portfolio (54)

(mmmm)	Amendment #81 effective June 17, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding abolition of Service 2 Class of ING Pioneer Mid Cap Value Portfolio (55)

(nnnn)	Amendment #82 dated September 9, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding abolition of series of ING Pioneer Mid Cap Value Portfolio (55)

(oooo)	Amendment #83 dated December 12, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding abolition of series of ING DFA Global Allocation Portfolio (55)

(pppp)	Amendment #84 dated December 12, 2013 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding abolition of series of ING Goldman Sachs Commodity Strategy Portfolio (55)

(qqqq)	Amendment #85 effective February 5, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING PIMCO High Yield Portfolio to ING High Yield Portfolio (55)

(rrrr)	Amendment #86 effective February 5, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the redesignation of ING PIMCO Total Return Bond Portfolio to ING Total Return Bond Portfolio (55)

(ssss)	Amendment #87 dated March 17, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING American Funds Asset Allocation Portfolio (55)

(tttt)	Amendment #88 dated March 17, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING American Funds International Portfolio (55)

(uuuu)	Amendment #89 dated March 17, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING American Funds World Allocation Portfolio (55)

7

	(vvvv)	Amendment #90 dated March 17, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING Bond Portfolio (55)

	(wwww)	Amendment #91 dated March 24, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of ING Total Return Bond Portfolio (55)

	(xxxx)	Amendment #92 effective May 1, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002 (change of name of Registrant and its Series) (55)

	(yyyy)	Amendment #93 dated July 21, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® BlackRock Health Sciences Opportunities Portfolio (56)

	(zzzz)	Amendment #94 dated July 21, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® BlackRock Large Cap Growth Portfolio (56)

	(aaaaa)	Amendment #95 dated July 21, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® Marsico Growth Portfolio (56)

	(bbbbb)	Amendment #96 dated July 21, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® MFS Total Return Portfolio (56)

	(ccccc)	Amendment #97 dated July 21, 2014 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® MFS Utilities Portfolio (56)

	(ddddd)	Amendment #98 dated March 9, 2015 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of Voya Global Resources Portfolio (59)

	(eeeee)	Amendment #99 dated August 17, 2015 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® DFA World Equity Portfolio (59)

	(fffff)	Amendment #100 dated August 17, 2015 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® Franklin Mutual Shares Portfolio (59)

	(ggggg)	Amendment #101 dated August 17, 2015 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the abolition of series of VY® Franklin Templeton Founding Strategy Portfolio (59)

	(hhhhh)	Amendment #102 effective October 15, 2015 to the Amended and Restated Agreement and Declaration of Trust dated February 26, 2002, regarding the designation of Class R6 shares for Voya Large Cap Growth Portfolio and Voya Large Cap Value Portfolio (60)

(2)	By-laws (1)

(3)	Not Applicable.

(4)	Agreement and Plan of Reorganization between VY® Franklin Mutual Shares Portfolio, a series of Voya Investors Trust, and Voya Large Cap Value Portfolio, a series of Voya Investors Trust – Attached as Appendix A to the Proxy Statement/Prospectus.

(5)	Instruments Defining Rights of Security Holders (1)

(6)	(a)	(1) Investment Management Agreement, effective November 18, 2014, between Voya Investors Trust and Directed Services LLC (Unified Fee Portfolios) (57)

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		(i)	Letter Agreement, dated November 18, 2014 to reduce the annual investment management fee for Voya High Yield Portfolio for the period from November 18, 2014 through May 1, 2016 (57)

		(ii)	Letter Agreement, dated May 1, 2015 to reduce the annual investment management fee for VY® T. Rowe Price Equity Income Portfolio for the period from May 1, 2015 through May 1, 2016 (57)

		(iii)	Letter Agreement, dated May 1, 2015 to reduce the annual investment management fee for Voya Multi-Manager Large Cap Core Portfolio for the period from May 1, 2015 through May 1, 2016 with regards to Columbia Management Investment Advisers, LLC (57)

	(2)	Amended and Restated Investment Management Agreement, effective November 18, 2014, as amended and restated May 1, 2015, between Voya Investors Trust and Voya Investments, LLC with regards to Voya Global Perspectives Portfolio (59)

	(3)	Amended and Restated Investment Management Agreement, dated November 18, 2014, between Voya Investors Trust and Voya Investments, LLC with respect to VY® Clarion Global Real Estate Portfolio (59)

		(i)	Letter Agreement, dated May 1, 2015 to reduce the annual investment management fee for VY® Clarion Global Real Estate Portfolio for the period from May 1, 2015 through May 1, 2016 (57)

	(4)	Amended and Restated Investment Management Agreement dated November 18, 2014, as amended and restated May 1, 2015, between Voya Investors Trust and Directed Services LLC (Traditional Fee Portfolios) (59)

		(i)	Amended Schedule A, effective November 19, 2015, to the Amended and Restated Investment Management Agreement dated November 18, 2014, as amended and restated May 1, 2015, between Voya Investors Trust and Directed Services LLC (60)

		(ii)	Waiver letter dated May 1, 2015 to waive a portion of the investment management fee for VY® BlackRock Inflation Protected Bond Portfolio for the period from May 1, 2015 through May 1, 2016 (57)

		(iii)	Letter Agreement, dated May 1, 2015 to reduce the annual investment management fee for VY® Clarion Real Estate Portfolio for the period from May 1, 2015 through May 1, 2016 (57)

		(iv)	Letter Agreement, dated May 1, 2015 to reduce the annual investment management fee for Voya Large Cap Value Portfolio for the period from May 1, 2015 through May 1, 2017 (57)

(b)	Portfolio Management Agreements

	(1)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and BlackRock Financial Management, Inc. with respect to VY® BlackRock Inflation Protected Bond Portfolio (57)

	(2)	Sub-Advisory Agreement (with redaction), dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Columbia Management Investment Advisers, LLC with respect to Voya Multi-Manager Large Cap Core Portfolio (59)

	(3)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Voya Investments, LLC and CBRE Clarion Securities LLC with respect to VY® Clarion Global Real Estate Portfolio (57)

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(4)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and CBRE Clarion Securities LLC with respect to VY® Clarion Real Estate Portfolio (57)

(5)	Portfolio Management Agreement dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Fidelity Management & Research Company (56)

(6)	Sub-Sub-Advisory Agreement dated October 1, 2014, between FMR Co., Inc. and Fidelity Management & Research Company (57)

(7)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Franklin Advisers, Inc. with respect to VY® Franklin Income Portfolio (57)

(8)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Voya Investment Management, Co. LLC with respect to Voya Large Cap Growth Portfolio and Voya Large Cap Value Portfolio (57)

(i) First Amendment effective May 1, 2015 to Sub-Advisory Agreement between Voya Investors Trust, Directed Services LLC and Voya Investment Management, Co. LLC dated November 18, 2014 (59)

(9)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Voya Investment Management, Co. LLC with respect to Voya Retirement Portfolios (57)

(10)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Voya Investment Management, Co. LLC (57)

(11)	Portfolio Management Agreement, November 18, 2014 between Voya Investors Trust, Directed Services LLC and Invesco Advisers, Inc. (56)

(12)	Portfolio Management Agreement, November 18, 2014, between Voya Investors Trust, Directed Services LLC and J.P. Morgan Investment Management Inc. (56)

(13)	Sub-Advisory Agreement (with redaction), dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and The London Company of Virginia, LLC. with respect to Voya Multi-Manager Large Cap Core Portfolio (59)

(14)	Portfolio Management Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Morgan Stanley Investment Management Inc. with regards to VY® Morgan Stanley Global Franchise Portfolio (57)

(15)	Sub-Advisory Agreement, effective May 7, 2013, between Morgan Stanley Investment Management, Inc. and Morgan Stanley Investment Management Limited with regards to VY® Morgan Stanley Global Franchise Portfolio (55)

(16)	Delegation Agreement, dated May 7, 2013, between Morgan Stanley Investment Management, Inc. and Morgan Stanley Investment Management Company with regards to VY® Morgan Stanley Global Franchise Portfolio (55)

(17)	Portfolio Management Agreement, dated November 18, 2014 between Voya Investors Trust, Directed Services, LLC and Templeton Global Advisors Limited (57)

(18)	Portfolio Management Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services, LLC and T. Rowe Price Associates, Inc. (57)

(19)	Investment Sub-Advisory Agreement, dated May 7, 2013, between T. Rowe Price Associates, Inc. and T. Rowe Price International LTD with respect to VY® T. Rowe Price International Stock Portfolio (55)

10

		(20)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Voya Investments, LLC and Voya Investment Management, Co. LLC with respect to Voya Global Perspectives Portfolio (57)

		(21)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC and Franklin Mutual Advisers, LLC with respect to VY® Franklin Mutual Shares Portfolio (57)

		(22)	Sub-Advisory Agreement, dated November 18, 2014, between Voya Investors Trust, Directed Services LLC, and Dimensional Fund Advisors LP (57)

		(23)	Sub-Advisory Agreement, dated May 7, 2013, between Voya Investors Trust, Directed Services LLC and BlackRock Advisors, LLC with respect to VY® BlackRock Health Sciences Opportunities Portfolio (55)

		(24)	Sub-Advisory Agreement, dated May 7, 2013, between Voya Investors Trust, Directed Services LLC and BlackRock Investment Management, LLC with respect to VY® BlackRock Large Cap Growth Portfolio (55)

		(25)	Portfolio Management Agreement, dated May 7, 2013, between Voya Investors Trust, Directed Services LLC and Marsico Capital Management, LLC (55)

		(26)	Portfolio Management Agreement, dated May 7, 2013, between Voya Investors Trust, Directed Services LLC and Massachusetts Financial Services Company (55)

	(c)	(1)	Expense Limitation Agreement, effective November 18, 2014, between Voya Investments, LLC and Voya Investors Trust with respect to VY® Clarion Global Real Estate Portfolio and Voya Global Perspectives Portfolio (57)

(i) Amended Schedule A, dated November 20, 2015 to the Expense Limitation Agreement effective November 18, 2014, between Voya Investors Trust and Directed Services LLC (60)

(ii) Side Letter Agreement dated May 1, 2015 between Directed Services LLC and Voya Investors Trust with regard to lowering the expense ratio for VY® DFA World Equity Portfolio for the period from May 1, 2015 through May 1, 2017 (57)

(iii) Side Letter Agreement dated November 20, 2015 between Directed Services LLC and Voya Investors Trust with regard to lowering the expense ratio for Voya Large Cap Value Portfolio for the period from November 20, 2015 through May 1, 2017 (60)

(iv) Recoupment Waiver dated November 18, 2014 between Directed Services LLC and Voya Investors Trust with regard to VY® T. Rowe Price International Stock Portfolio, VY® Franklin Income Portfolio, and VY® Clarion Real Estate Portfolio (55)

		(2)	Expense Limitation Agreement, effective November 18, 2014, between Voya Investors Trust and Directed Services LLC with respect to Voya Retirement Portfolios (57)

		(3)	Expense Limitation Agreement, effective May 1, 2015, between Voya Investors Trust and Directed Services LLC with respect to Voya Large Cap Growth Portfolio (57)

(i) Amended Schedule A, dated November 20, 2015 to the Expense Limitation Agreement effective November 18, 2014, between Voya Investors Trust and Directed Services LLC (60)

(7)	(a)	(1)	Distribution Agreement, dated November 18, 2014, between Voya Investors Trust and Voya Investments Distributor, LLC (57)

(8)	Not Applicable

11

(9)	(a)	(1)	Custody Agreement, dated January 6, 2003, with The Bank of New York Mellon (19)

			(i)	Amended Exhibit A, dated February 9, 2015, to the Custody Agreement, dated January 6, 2003, with the Bank of New York Mellon (57)

		(2)	Foreign Custody Manager Agreement, dated January 6, 2003, with the Bank of New York Mellon (20)

			(i)	Amended Exhibit A, dated February 9, 2015, to the Foreign Custody Agreement, dated January 6, 2003, with the Bank of New York Mellon (57)

		(3)	Fund Accounting Agreement, dated January 6, 2003, with Bank of New York Mellon (22)

			(i)	Amended Exhibit A, dated February 9, 2015, to the Fund Accounting Agreement, dated January 6, 2003, with the Bank of New York Mellon (57)

(10)	(a)	(1)	Third Amended and Restated Distribution Plan with Voya Investors Trust for Service 2 Class shares, dated September 12, 2014 (57)

			(i)	Waiver Letter dated May 1, 2015 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee payable under the Voya Investors Trust Third Amended and Restated Distribution Plan for Service 2 Class Shares from May 1, 2015 through May 1, 2016 (57)

			(ii)	Waiver Letter dated May 1, 2016 to Voya Investors Trust from Voya Investments Distributor, LLC regarding the reduction in fee in the amount equal to 0.15% per annum payable under the Voya Investors Trust Third Amended and Restated Distribution Plan for Service 2 Class Shares of Voya Large Cap Value Portfolio from May 1, 2016 through May 1, 2017 (57)

			(iii)	Waiver Letter dated May 1, 2014 to Voya Investors Trust from Voya Investments Distributor, LLC regarding the reduction in fee in the amount equal to 0.15% per annum payable under the Voya Investors Trust Second Amended and Restated Distribution Plan for Service 2 Class Shares of Voya Large Cap Growth Portfolio from May 1, 2014 through May 1, 2016 (55)

	(b)	(1)	Fourth Amended and Restated Shareholder Service and Distribution Plan for Adviser Class Shares dated September 12, 2014 (57)

			(i)	Waiver Letter dated May 1, 2015 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee payable under the Voya Investors Trust Fourth Amended and Restated Shareholder Service and Distribution Plan for the Adviser Class shares from May 1, 2015 through May 1, 2016 (57)

			(ii)	Waiver Letter dated May 1, 2015 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee payable under the Voya Investors Trust Fourth Amended and Restated Shareholder Service and Distribution Plan for the Adviser Class shares of Voya U.S. Stock Index Portfolio from May 1, 2015 through May 1, 2016 (57)

			(iii)	Waiver Letter dated May 1, 2016 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee in the amount equal to 0.15% per annum payable under the Voya Investors Trust Fourth Amended and Restated Shareholder Service and Distribution Plan for the Adviser Class shares of Voya Large Cap Value Portfolio from May 1, 2016 through May 1, 2017 (57)

12

			(iv)	Waiver Letter dated May 1, 2015 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee in the amount equal to 0.15% per annum payable under the Voya Investors Trust Fourth Amended and Restated Shareholder Service and Distribution Plan for the Adviser Class shares of VY® DFA World Equity Portfolio, VY® Franklin Mutual Shares Portfolio, and VY® Franklin Templeton Founding Strategy Portfolio from May 1, 2015 through May 1, 2017 (57)

	(c)	(1)	Second Amended and Restated Shareholder Service Plan with Voya Investors Trust, dated September 12, 2014 for Single Class Series, Service Class, and Service 2 Class Shares (57)

			(i)	Waiver Letter dated May 1, 2015 to waive the shareholder service fee for Service Class Shares of Voya U.S. Stock Index Portfolio from May 1, 2015 through May 1, 2016 (57)

	(d)	(1)	Second Amended and Restated Shareholder Service and Distribution Plan for Adviser Class shares regarding Voya Retirement Portfolios dated September 12, 2014 (57)

			(i)	Waiver Letter dated May 1, 2015 to reduce the distribution fee for Adviser Class shares regarding Voya Retirement Portfolios until May 1, 2016 (57)

	(e)	(1)	Second Amended and Restated Distribution Plan with Voya Investors Trust for Service 2 Class Shares, effective November 29, 2012 (54)

			(i)	Waiver Letter dated May 1, 2014 to Voya Investors Trust from Voya Investments Distributor, LLC regarding the reduction in fee in the amount equal to 0.15% per annum payable under the Voya Investors Trust Second Amended and Restated Distribution Plan for Service 2 Class Shares of Voya Large Cap Value Portfolio from May 1, 2014 through May 1, 2016 (55)

	(f)	(1)	Third Amended and Restated Shareholder Service and Distribution Plan for Adviser Class Shares dated November 29, 2012 (54)

			(i)	Waiver Letter dated May 1, 2015 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee in the amount equal to 0.15% per annum payable under the Voya Investors Trust Third Amended and Restated Shareholder Service and Distribution Plan for the Adviser Class shares of Voya Large Cap Value Portfolio from May 1, 2015 through May 1, 2016 (57)

			(ii)	Waiver Letter dated March 14, 2014 to Voya Investors Trust from Voya Investments Distributor, LLC, regarding the reduction in fee in an amount equal to 0.15% per annum payable under the Third Amended and Restated Shareholder Service and Distribution Plan for the Adviser Class shares of Voya Global Perspectives Portfolio from March 14, 2014 through May 1, 2016 (55)

	(g)	(1)	Second Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 for Voya Investors Trust, approved September 10, 2015 (60)

(11)	Opinion and Consent of Counsel (58)

(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.

(13)	(a)	(1)	Amended and Restated Shareholder Services Agreement, dated April 29, 2005, between Voya Investors Trust and Directed Services LLC (25)

			(i)	Amended Schedule A of Series, effective July 17, 2006, with respect to the Amended and Restated Shareholder Services Agreement between Voya Investors Trust and Directed Services LLC, dated April 29, 2005 (34)

13

	(2)	Shareholder Services Agreement, dated April 29, 2005, between Voya Investors Trust and Directed Services LLC (25)

	(3)	Third Party Brokerage Agreement, dated March 1, 2002, between The Citation Group of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Voya Investments Trust (25)

	(4)	Securities Lending Agreement and Guaranty with The Bank of New York Melon and Schedule I, dated August 7, 2003 (22)

		(i)	Amended Exhibit A, dated February 9, 2015, with respect to the Securities Lending Agreement and Guaranty, dated August 7, 2003 (57)

		(ii)	Global Securities Lending Supplement (25)

(b)	(1)	Organizational Agreement for Golden American Life Insurance Company (1)

		(i)	Assignment Agreement dated March 20, 1991 for Organizational Agreement (for Golden American Life Insurance) (1)

		(ii)	Form of Addendum to Organizational Agreement (for Golden American Life Insurance Company) adding Market Manager Series and Value Equity Series (2)

		(iii)	Addendum dated September 25, 1995 to the Organizational Agreement adding the Strategic Equity Series (1)

		(iv)	Addendum dated December 29, 1995 to the Organizational Agreement adding the Small Cap Series (14)

		(v)	Form of Addendum to the Organizational Agreement adding Managed Global Series (15)

		(vi)	Addendum dated August 19, 1997 to the Organizational Agreement adding Mid-Cap Growth Series, Research Series, Total Return Series, Growth & Income Series, Value & Growth, Global Fixed Income Series, Growth Opportunities Series, and Developing World Series (8)

		(vii)	Addendum dated February 16, 1999 to the Organizational Agreement adding International Equity Series and the Large Cap Value Series (9)

		(viii)	Addendum dated June 15, 1999 to the Organizational Agreement adding Investors Series, All Cap Series and the Large Cap Growth Series (9)

		(ix)	Addendum dated May 18, 2000 to the Organizational Agreement adding Diversified Mid-Cap Series, Asset Allocation Growth Series and the Special Situations Series (4)

		(x)	Addendum dated November 16, 2000 to the Organizational Agreement adding International Equity Series (5)

		(xi)	Addendum dated February 22, 2001 to the Organizational Agreement adding Internet Tollkeeper Series (6)

		(xii)	Addendum dated February 26, 2002 to the Organizational Agreement adding: Global Franchise, Equity Growth, J.P. Morgan Fleming, Small Cap Equity, Fundamental Growth, Focus Value, International Enhanced EAFE (7)

	(2)	Organizational Agreement for The Mutual Benefit Life Insurance Company (2)

		(i)	Assignment Agreement for Organizational Agreement (for The Mutual Benefit Life Insurance Company) (1)

14

(c)	(1)	Settlement Agreement for Golden American Life Insurance Company (1)

	(2)	Assignment Agreement for Settlement Agreement (2)

	(3)	Settlement Agreement for The Mutual Benefit Life Insurance Company (1)

	(4)	Assignment Agreement for Settlement Agreement (1)

(d)	(1)	Indemnification Agreement dated March 20, 1991 between The Specialty Managers Trust and Directed Services, Inc. (1)

(e)	(1)	Form of Shareholder Servicing Agreement, effective January 1, 2007, between Voya Investors Trust, Voya Partners, Inc., Voya Investments Distributor, LLC, ING Life Insurance and Annuity Company, ING USA Annuity and Life Insurance Company, ReliaStar Life Insurance Company, ReliaStar Life Insurance Company of New York and Security Life of Denver Insurance Company – Filed herein.

(f)	(1)	Transfer Agency Services Agreement dated February 25, 2009 between BNY Mellon Investment Services (US) Inc. (formerly, PNC Global Investment Servicing (U.S.) Inc.) and Voya Investors Trust (45)

(i) Amended Exhibit A, effective February 9, 2015, to the Transfer Agency Services Agreement dated February 25, 2009 (57)

(ii) Amendment effective as of February 8, 2011 to Transfer Agency Services Agreement (50)

(g)	(1)	Allocation Agreement dated May 24, 2002 – Fidelity Bond (23)

(i) Amended Schedule A, dated May 2007 with respect to the Allocation Agreement – Blanket Bond (42)

	(2)	Allocation Agreement dated May 24, 2002 – Directors & Officers Liability (23)

(i) Amended Schedule, dated September 12, 2013 with respect to the Allocation Agreement – Directors and Officers Liability (55)

	(3)	Amended and Restated Proxy Agent Fee Allocation Agreement effective August 21, 2003 as amended and restated on January 1, 2008 (57)

(i) Amended Schedule A, dated November 2013 with respect to Amended and Restated ISS Proxy Voting Fee Allocation Agreement (57)

	(4)	FT Interactive Data Services Agreement effective as of March 1, 2000 (39)

(i) Amended Schedule A, dated November 2011 with respect to the FT Fee Allocation Agreement (52)

	(5)	Amended and Restated The Bank of New York-Wilshire Atlas/Axion Attribution and Risk Analysis System Fee Allocation Agreement, dated January 1, 2007 (36)

(i) Amended Schedule A and Schedule B, dated November 2011 with respect to the Amended and Restated Bank of New York-Wilshire Atlas/Axiom Attribution and Risk Analysis System Fee Allocation Agreement (52)

(h)	(1)	Administrative Services Sub-Contract, effective May 1, 2015, between Directed Services LLC and Voya Investments, LLC (57)

15

(2) Administrative Services Sub-Contract, effective May 1, 2015, between Directed Services LLC and Voya Investments, LLC (57)

(3) Administrative and Shareholder Service Agreement, dated September 27, 2000, between Directed Services LLC and Security Life of Denver Insurance Company (27)

(4) Administrative and Shareholder Service Agreement, dated December 11, 2000, between Directed Services LLC and Southland Life Insurance Company (13)

(14)	Consent of independent registered public accounting firm – Not applicable.

(15)	Not applicable.

(16)	Powers of Attorney for each Trustee except Martin J. Gavin and Christopher P. Sullivan - Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on May 1, 2015 and incorporated herein by reference. Powers of Attorney for Messrs. Gavin and Sullivan – Filed herein.

(17)	Not applicable.

______________________________________________________________________________

(1)	Incorporated by reference to Post-Effective Amendment No. 40 to the Registration Statement on Form N-1A of The GCG Trust as filed on May 3, 1999 File No. 33-23512
(2)	Incorporated by reference to Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A of The GCG Trust as filed on November 26, 1997, File No. 33-23512
(3)	Incorporated by reference to Post-Effective Amendment No. 41 to the Registration Statement on Form N-1A of The GCG Trust as filed on November 8, 1999 File No. 33-23512
(4)	Incorporated by reference to Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of The GCG Trust as filed on July 14, 2000 File No. 33-23512
(5)	Incorporated by reference to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of The GCG Trust as filed on December 1, 2000 File No. 33-23512
(6)	Incorporated by reference to Post-Effective Amendment No. (46) to the Registration Statement on Form N-1A of the GCG Trust as filed on April 27, 2001 File No. 33-23512
(7)	Incorporated by reference to Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of The GCG Trust as filed on April 24, 2002 File No. 33-23512
(8)	Incorporated by reference to Post-Effective Amendment No. 33 to the Registration Statement on Form N-1A of The GCG Trust as filed on September 2, 1997, File No. 33-23512
(9)	Incorporated by reference to Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of The GCG Trust as filed on February 29, 2000 File No. 33-23512
(10)	Incorporated by reference to Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A of The GCG Trust as filed on February 12, 2001 File No. 33-23512
(11)	Incorporated by reference to Post-Effective Amendment No. 47 to the Registration Statement on Form N-1A of The GCG Trust as filed on February 8, 2002 File No. 33-23512
(12)	Incorporated by reference to Post-Effective Amendment No. 14 to the Form S-6 Registration Statement of Security Life of Denver Insurance Company and its Security Life Separate Account L1 as filed with the Securities and Exchange Commission on April 19, 2001, File No. 33-74190
(13)	Incorporated by reference to Post-Effective Amendment No. 7 to the Registration Statement on Form S-6 for Southland Life Insurance Company and its Southland Separate Account L1 as filed with the Securities and Exchange Commission on October 13, 2000, File No. 33-97852
(14)	Incorporated by reference to Post-Effective Amendment No. 24 to the Registration Statement on Form N-1A of The GCG Trust as filed on December 22, 1995, File No. 33-23512
(15)	Incorporated by reference to Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of The GCG Trust as filed on June 14, 1996, File No. 33-23512
(16)	Incorporated by reference to Post-Effective Amendment No. 50 to the Registration Statement on Form N-1A of The GCG Trust as filed on February 10, 2003, File No. 33-23512
(17)	Incorporated by reference to Post-Effective Amendment No. 51 to the Registration Statement on Form N-1A of the ING Investors Trust (formerly, The GCG Trust) as filed on April 30, 2003, File No. 33-23512
(18)	Incorporated by reference to Post-Effective Amendment No. 54 to the Registration Statement on Form N-1A of the ING Investors Trust (formerly, The GCG Trust) as filed on August 1, 2003, File No. 33-23512
(19)	Incorporated by reference to Post-Effective Amendment No. 56 to the Registration Statement on Form N-1A of the ING Investors Trust (formerly, The GCG Trust) as filed on September 2, 2003, File No. 33-

16

23512
(20)	Incorporated by reference to Post-Effective Amendment No. 57 to the Registration Statement on Form N-1A of the ING Investors Trust (formerly, The GCG Trust) as filed on November 5, 2003, File No. 33-23512
(21)	Incorporated by reference to Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A of the ING Investors Trust as filed on January 30, 2004, File No. 33-23512
(22)	Incorporated by reference to Post-Effective Amendment No. 59 to the Registration Statement on Form N-1A of the ING Investors Trust as filed on February 27, 2004, File No. 33-23512
(23)	Incorporated by reference to Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of the ING Investors Trust as filed on April 30, 2004, File No. 33-23512
(24)	Incorporated by reference to Post-Effective Amendment No. 61 to the Registration Statement on Form N-1A of the ING Investors Trust as filed on April 30, 2004, File No. 33-23512
(25)	Incorporated by reference to Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of the ING Investors Trust as filed April 11, 2005, File No. 33-23512
(26)	Incorporated by reference to Post-Effective Amendment No. 64 to the Registration Statement on Form N-1A of the ING Investors Trust as filed April 29, 2005, File No. 33-23512
(27)	Incorporated by reference to Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A of the ING Investors Trust as filed July 26, 2005, File No. 33-23512
(28)	Incorporated by reference to Post-Effective Amendment No. 68 to the Registration Statement on Form N-1A of the ING Investors Trust as filed October 19, 2005, File No. 33-23512
(29)	Incorporated by reference to Post-Effective Amendment No. 69 to the Registration Statement on Form N-1A of the ING Investors Trust as filed November 28, 2005, File No. 33-23512
(30)	Incorporated by reference to Post-Effective Amendment No. 70 to the Registration Statement on Form N-1A of the ING Investors Trust as filed January 3, 2006, File No. 33-23512
(31)	Incorporated by reference to Post-Effective Amendment No. 71 to the Registration Statement on Form N-1A of the ING Investors Trust as filed January 27, 2006, File No. 33-23512
(32)	Incorporated by reference to Post-Effective Amendment No. 72 to the Registration Statement on Form N-1A of the ING Investors Trust as filed March 29, 2006, File No. 33-23512
(33)	Incorporated by reference to Post-Effective Amendment No. 73 to the Registration Statement on Form N-1A of ING Investors Trust as filed April 27, 2006, File No. 33-23512
(34)	Incorporated by reference to Post-Effective Amendment No. 75 to the Registration Statement on Form N-1A of ING Investors Trust as filed July 14, 2006
(35)	Incorporated by reference to Post-Effective Amendment No. 76 to the Registration Statement on Form N-1A of ING Investors Trust as filed February 7, 2007
(36)	Incorporated by reference to Post-Effective Amendment No. 77 to the Registration Statement on Form N-1A of ING Investors Trust as filed April 27, 2007
(37)	Incorporated by reference to Post-Effective Amendment No. 78 to the Registration Statement on Form N-1A of ING Investors Trust as filed June 4, 2007
(38)	Incorporated by reference to Post-Effective Amendment No. 79 to the Registration Statement on Form N-1A of ING Investors Trust as filed July 27, 2007
(39)	Incorporated by reference to Post-Effective Amendment No. 81 to the Registration Statement on Form N-1A of ING Investors Trust as filed on August 17, 2007
(40)	Incorporated by reference to Post-Effective Amendment No. 83 to the Registration Statement on Form N-1A of ING Investors Trust as filed on October 16, 2007
(41)	Incorporated by reference to Post-Effective Amendment No. 85 to the Registration Statement on Form N-1A of ING Investors Trust as filed on November 5, 2007
(42)	Incorporated by reference to Post-Effective Amendment No. 89 to the Registration Statement on Form N-1A of ING Investors Trust as filed on April 25, 2008
(43)	Incorporated by reference to Post-Effective Amendment No. 92 to the Registration Statement on Form N-1A of ING Investors Trust as filed on September 12, 2008
(44)	Incorporated by reference to Post-Effective Amendment No. 94 to the Registration Statement on Form N-1A of ING Investors Trust as filed on February 9, 2009
(45)	Incorporated by reference to Post-Effective Amendment No. 95 to the Registration Statement on Form N-1A of ING Investors Trust as filed on April 30, 2009
(46)	Incorporated by reference to Post-Effective Amendment No. 97 to the Registration Statement on Form N-1A of ING Investors Trust as filed on August 11, 2009
(47)	Incorporated by reference to Post-Effective Amendment No. 98 to the Registration Statement on Form N-1A of ING Investors Trust as filed on November 25, 2009
(48)	Incorporated by reference to Post-Effective Amendment No. 101 to the Registration Statement on Form N-1A of ING Investors Trust as filed on April 29, 2010

17

(49)	Incorporated by reference to Post-Effective Amendment No. 104 to the Registration Statement on Form N-1A of ING Investors Trust as filed on December 8, 2010
(50)	Incorporated by reference to Post-Effective Amendment No. 106 to the Registration Statement on Form N-1A of ING Investors Trust as filed on April 27, 2011
(51)	Incorporated by reference to Post-Effective Amendment No. 108 to the Registration Statement on Form N-1A of ING Investors Trust as filed on February 10, 2012
(52)	Incorporated by reference to Post-Effective Amendment No. 109 to the Registration Statement on Form N-1A of ING Investors Trust as filed on April 26, 2012.
(53)	Incorporated by reference to Post-Effective Amendment No. 111 to the Registration Statement on Form N-1A of ING Investors Trust as filed on February 11, 2013
(54)	Incorporated by reference to Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A of ING Investors Trust as filed on April 24, 2013
(55)	Incorporated by reference to Post-Effective Amendment No. 115 to the Registration Statement on Form N-1A of Voya Investors Trust as filed on April 28, 2014
(56)	Incorporated by reference to Post-Effective Amendment No. 117 to the Registration Statement on Form N-1A of Voya Investors Trust as filed on February 12, 2015
(57)	Incorporated by reference to Post-Effective Amendment No. 118 to the Registration Statement on Form N-1A of Voya Investors Trust as filed on April 28, 2015.
(58)	Incorporated by reference to the Registration Statement on Form N-14 of Voya Investors Trust as filed on May 1, 2015.
(59)	Incorporated by reference to Post-Effective Amendment No. 120 to the Registration Statement on Form N-1A of Voya Investors Trust as filed on September 21, 2015.
(60)	Incorporated by reference to Post-Effective Amendment No. 121 to the Registration Statement on Form N-1A of Voya Investors Trust as filed on November 19, 2015.

ITEM 17. UNDERTAKINGS

1.	The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

2.	The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

3.	The undersigned registrant undertakes to file a post-effective amendment to this registration statement upon the closing of the reorganization described in this registration statement that contains an opinion of counsel supporting the tax matters.

18

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement under Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Scottsdale and State of Arizona on the 22nd day of January, 2016.

Voya Investors trust

By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

Todd Modic*	Senior Vice President and Chief/Principal Financial Officer	January 22, 2016

Colleen D. Baldwin*	Trustee	January 22, 2016

John V. Boyer*	Trustee	January 22, 2016

Patricia W. Chadwick*	Trustee	January 22, 2016

Peter S. Drotch*	Trustee	January 22, 2016

Martin J. Gavin*	Trustee	January 22, 2016

Russell H. Jones*	Trustee	January 22, 2016

Patrick W. Kenny*	Trustee	January 22, 2016

Shaun P. Mathews*	Interested Trustee and President and Chief Executive Officer	January 22, 2016

Joseph E. Obermeyer*	Trustee	January 22, 2016

Sheryl K. Pressler*	Trustee	January 22, 2016

Christopher P. Sullivan*	Trustee	January 22, 2016

Roger B. Vincent*	Trustee	January 22, 2016

*By:	/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
as Attorney-in-Fact**

**	Powers of Attorney for Todd Modic and each Trustee except Martin J. Gavin and Christopher P. Sullivan - Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement filed on May 1, 2015 and incorporated herein by reference. Powers of Attorney for Messrs. Gavin and Sullivan – Filed herein.

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences
(16)	Powers of Attorney for Martin J. Gavin and Christopher P. Sullivan

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